UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2017

J.JILL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38026	45-1459825
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

4 Batterymarch Park

Quincy, MA 02169

(Address of Principal Executive Offices) (Zip Code)

(617) 376-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On March 8, 2017, J.Jill, Inc. (“we” or the “Company”) and an existing stockholder of the Company (the “Selling Stockholder”) entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”) relating to the sale of shares of the Company’s common stock in its initial public offering (the “Offering”). Under the Underwriting Agreement, the Selling Stockholder agreed to sell 11,666,667 shares of common stock to the Underwriters at an initial public offering price of $13.00 per share. The Selling Stockholder also provided the Underwriters with an option to purchase up to an additional 1,750,000 shares of common stock. The Offering closed on March 14, 2017.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Jefferies LLC acted as joint lead book-running managers and as representatives of the Underwriters. Deutsche Bank Securities Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC acted as joint book-running managers for the Offering.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and the Selling Stockholder. It also provides that the Company and the Selling Stockholder will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or contribute to payments the Underwriters may be required to make because of any of those liabilities. Certain of the Underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various investment banking services for the Company for which they received or will receive customary fees and expenses. The closing of the Offering was subject to the satisfaction of customary closing conditions, and the Company did not receive any proceeds from the sale of shares of common stock by the Selling Stockholder.

The foregoing summary is qualified in its entirety by reference to the form of the Underwriting Agreement, which is filed as Exhibit 1.1 to the Company’s Registration Statement on Form S-1 (File No. 333-215993) (as amended, the “Registration Statement”), and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of a Director

On March 14, 2017, the Company appointed Linda Heasley to serve as an additional independent member of the Company’s board of directors (the “Board”). Ms. Heasley will serve as a Class II director and was appointed to the Audit Committee and the Nominating and Corporate Governance Committee.

Ms. Heasley will be compensated for her service as a non-employee director in the manner described in the Registration Statement under “Executive Compensation—Compensation of Directors.” In connection with Ms. Heasley’s appointment to the Board, the Board awarded Ms. Heasley 6,410 restricted stock units under the Company’s 2017 Omnibus Equity Incentive Plan. The restricted stock units awarded to Ms. Heasley shall vest on the earlier of the first anniversary of the date of grant or the date of the consummation of a change in control of the Company.

In connection with Ms. Heasley’s election to the Board, the Company has entered into an indemnification agreement with Ms. Heasley in substantially the same form as the indemnification agreement entered into with other directors of the Company that was previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Registration Statement. The indemnification agreement provides, in general, that the Company will indemnify Ms. Heasley to the fullest extent permitted by law in connection with her service to the Company or on the Company’s behalf.

Amended Employment Agreement and Letter Agreement

On March 14, 2017, the Company entered into (i) a Second Amended and Restated Employment Agreement with Paula Bennett, our Chief Executive Officer (the “Amended Agreement”), and (ii) a letter agreement (the “Letter Agreement”) amending certain terms of the award agreement, dated May 8, 2015 (the “Grant Agreement”), pursuant to which Ms. Bennett was awarded Class A Common Interests in JJill Topco Holdings (“Topco”), the direct parent company of our former direct parent entity, JJill Holdings, Inc. (“Holdings”).

The Amended Agreement amends and restates the employment agreement, dated March 30, 2015, by and among Ms. Bennett, Topco, Holdings and certain other parties thereto (the “Prior Agreement”) to account for changes to our organizational structure effected in connection with the Offering. More specifically, the Amended Agreement provides that Ms. Bennett will serve as Chief Executive Officer of the Company, reporting to our board of directors, and removes references to her prior roles at Topco and Holdings. In addition, the Amended Agreement also provides that, effective March 26, 2017, Ms. Bennett’s annual base salary will be increased from $735,000 to $800,000. The others terms and conditions of the Amended Agreement are materially consistent with the terms and conditions of the Prior Agreement.

Upon completion of the Offering, Ms. Bennett received, in connection with her ownership of unvested Class A Common Interests in Topco, distributions of restricted shares of common stock (“Restricted Shares”), which will continue to vest pursuant to the vesting terms that applied to her Class A Common Interests in Topco prior to the Offering. Specifically, the Restricted Shares will vest in equal installments on the eight day of each month through May 8, 2020. In addition to the other circumstances providing for accelerated vesting, as described in the Registration Statement, the Letter Agreement provides for Ms. Bennett’s unvested Restricted Shares to vest in full upon her death or disability.

The foregoing does not purport to be a complete description of the Amended Agreement and the Letter Agreement and is qualified by reference to the full text of the Amended Agreement and the Letter Agreement, each of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending January 28, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 14, 2017

J.JILL, INC.

By:	/s/ David Biese
Name:	David Biese
Title:	Chief Financial Officer